Agreement Between

UNITED STEELWORKERS

AFL-CIO-CLC

On behalf of USW

AMALGAMATED LOCAL #4

and

ROCK OF AGES CORPORATION

Manufacturing Division

April 25, 2009 - April 29, 2011

AGREEMENT

by and between

Rock of Ages Corporation

and

United Steelworkers, AFL-CIO-CLC

April 25, 2009

i

AGREEMENT

Agreement entered into as of April 25, 2009 by and between the ROCK OF AGES CORPORATION of Graniteville, Vermont (the Company) its successors and assigns and the UNITED STEELWORKERS, AFL‑CIO‑CLC on behalf of USW Amalgamated Local #4 (the Union).  In consideration of the mutual covenants herein contained, it is agreed as follows:

ARTICLE 1

Term

This Agreement shall be effective April 25, 2009 and shall continue in full force and effect through April 29, 2011 and from year to year thereafter, unless either party gives notice to the other, not less than sixty (60) days prior to April 29, 2011 or prior to April 29 of any year thereafter, that it desires to alter, amend or terminate any or all of the terms hereof.

ARTICLE 2

Hours of Work ‑ Overtime

2.1 Regular Hours

(a)  Eight (8) hours shall constitute a day's work, five (5) days shall constitute a week's work, Monday to Friday inclusive.  Daily working hours will begin no earlier than 7:00 a.m. and end no later than 3:30 p.m., except as follows:  The hours of operations may be changed by a majority vote of each union and agreed to by the company.

(b)  All work done outside the working hours as prescribed above and work done during the regular lunch period shall be paid at time and one‑half.

(c)  Overtime will be distributed as equitably as is practicable and will be assigned to employees based on such factors as who regularly works in the areas, who regularly performs the work and special circumstances.  Refusal of overtime shall not preclude a man from future overtime.  However, any refused hours will be included when determining equitable distribution.

Whenever possible, weekday overtime requests will be made no later than noon on the preceding day, and weekend requests will be made by noon on Thursday.  If there are not sufficient volunteers, employees are to be assigned on the basis of inverse seniority, subject to demonstrated ability to perform the work on those shifts.

 (d) An employee and an employer may, by mutual agreement, arrange a schedule for the employee which differs from the general schedules set forth in this Article.  The Union will be notified of such arrangement.  No such arrangement shall extend for more than two (2) weeks unless approved by the Union.

2.2 Maintenance Men

            The working day for maintenance men, regularly employed as such, shall be of eight (8) hours' duration to be worked between 7:00 a.m. and 3:30 p.m. and the working week shall be of forty (40) hours' duration to be worked from Monday to Friday, inclusive.  The overtime rate shall be at time and one‑half for all hours worked over any continuous eight (8) hour period, excluding lunch hour.  The lunch hour of thirty (30) minutes is to be taken at the option of the employee.

2.3 Saturday and Sunday Pay

All work done on Saturday shall be paid at time and one‑half.  Work shall be regarded as being performed on Saturday only if an employee's shift begins on Saturday.  Work done on Sunday shall be paid at double time.

2.4 Extra Shift

(a)  It is agreed that the Company shall have the privilege of operating three (3) shifts.  One (1) shift is to be the established working day and to be paid as per Article 4 of this Agreement.  The second (2nd) and third (3rd) shifts shall be of eight (8) hours' duration including a one‑half (1/2) hour meal period which will be paid.  In addition to payment for work performed in accordance with Article 4 of this Agreement, employees and apprentices working on the second (2nd) or third shift shall receive a shift premium of One Dollar and Seventy-five Cents ($1.75) per hour.

(b)  The Company shall not require any employee to work alone unless a telephone is readily available on the premises and a beeper with an automatic safety call‑in every fifteen (15) minutes unless deactivated by the employee.

2.5 Miscellaneous

(a)  Saturday Work.  It is mutually agreed that work done on Saturday by grouters, tool grinders and saw helpers shall not include any crane operation, boxing, or mechanical repair work.

(b)  Regular Lunch Period.  No work is to be done during the regular lunch period except in a case of emergency where it is necessary.  If the Company desires to change the regular lunch period from one (1) hour to one‑half (1/2) hour, the Company has the option to make such change if a majority of the employees represented by this Union and a majority of the employees represented by any other local Union, voting separately in a vote conducted by the respective Union representatives, approve that change in hours.

(c)  Notice of Absence.  Employees are obligated to give notice, as soon as possible, to the Company on the day they are unable to report for work.  This should be done as soon as possible and include the reason for absence or lateness. An absence for three (3) consecutive scheduled workdays without notifying the Company will subject the employee to discipline, up to and including discharge.

(d)  Report Pay.  In the absence of a notice not to report to work, should any employee report to work and be discharged before work begins or during the first two (2) hours of the day, he shall be paid no less than two (2) hours' pay.

(e)  In assigning employees to work on the second (2nd) and/or third (3rd) shift, the Company shall first seek volunteers with preference being given on the basis of length of service (seniority) with the Company subject to demonstrated ability to perform the work on those shifts.  If there are not sufficient volunteers, employees shall be assigned on the basis of inverse seniority, subject to demonstrated ability to perform the work on those shifts.

ARTICLE 3

 Layoff Job Opportunity

3.1 Layoff Job Opportunity

In the event of a layoff of employees covered by this contract and if the Company has need for additional manpower in any of its other divisions in Barre or Bethel, the Company will offer these positions to the laid‑off employees by seniority subject to ability and physical fitness and a sixty (60) day probationary period.  The employee selected may accept the position offered or elect to take the layoff.  During the probationary period, the successful employee may revert to layoff status at his option.  If the position available is covered by a different contract, the employee shall not be required to change groups unless he is not returned to his former position within twelve (12) months.  The employees shall suffer no loss of seniority for such assignment when he is returned to his former position.  Employees will be returned to their former positions by seniority if and when work becomes available.

It is contemplated that the employees choosing to work in a new division will be assigned entry level positions.  If the employee is assigned to a classification higher than laborer, grouter, plant sweeper, tool grinder or quarryman, the employee shall not hold the position for more than sixty (60) days without the consent of the Union.  Those accepting assignment in another division will be the lowest in seniority in that division.  If an employee does not honor a recall notice to his former position, or is employed in the new division for more than twelve (12) months, his seniority in his prior division shall be lost and his seniority date in his new division shall be his start date with that division except if otherwise agreed by the Company and Union.

The Company and the Union agree that as a new and untested provision, either the Union or the Company may cancel this provision with thirty (30) days' prior written notice of cancellation.

ARTICLE 4

Wages

4.1 Wage Increases and Minimum Wages

(a)  Effective April 26, 2009 each employee in the bargaining unit shall receive the following minimum wage rates:

April 26,2009

Group A

Drivers‑Permanently assigned over‑the‑road

(Barre area), 10‑wheel, carrying blocks

or slabs over 15 tons, with a majority of

time spent in such over‑the‑road driving  .........................................................$19.00

Group B

Maintenance  .....................................................................................................$18.80

Group C

Lumpers/crane operators, Boxer/Washstand, Grouter, Plant Sweeper

Fork Lift Operator, Yardman, Shipper, Tool Grinder, Saw Helper

 Light Truck Drivers  .......................................................................................$18.70

Note:  all existing employees grandfathered at existing pay levels if over new minimums.

(b)  Effective May 2, 2010 each employee in the bargaining unit shall receive a wage increase of fifty cents ($.50) per hour, and the minimum wage rate shall be as follows:

May 2, 2010

Group A

Drivers‑Permanently assigned over‑the‑road

(Barre area), 10‑wheel, carrying blocks

or slabs over 15 tons, with a majority of

time spent in such over‑the‑road driving  .....................................................$19.50

Group B

Maintenance  ..................................................................................................$19.30

Group C

Lumpers/crane operators, Boxer/Washstand, Grouter, Plant Sweeper

Fork lift operators, Yardman, Shipper, Tool Grinder, Saw Helper

Light Truck Drivers  ......................................................................................$19.20

(c) Apprentice wage rates shall be the following percentage of the applicable journeyman rate:

Start:                           70%                 After 6 months:           90%

After 3 months:           80%                 After 1 year:                100%

4.2 Employment

It is mutually agreed and understood between the Company and the Union that employment on a weekly basis shall not be permitted in any plant covered by this Agreement unless agreed upon by the Union.

4.3 Wage Negotiations

        It is mutually agreed by both parties that types of labor performed for which no classification or minimum wage rates have been fixed can at any time be opened by either party and submitted to the Labor Management Team (LMT) of the Union and the Company.  The decisions of the LMT under this Article shall be subject to ratification by the Company and the Union.  If the LMT fails to agree or if the Agreement is not ratified by both parties, either party may invoke arbitration within twenty (20) calendar days after the LMT has failed to agree or the parties have failed to ratify, as the case may be.  The arbitration procedure will otherwise be in accordance with Article 16.1 beginning at Step 4.

4.4 Wage Adjustment

If at any time during the existence of this Agreement an increase should be granted, any employee receiving more than the minimum wage as provided in this Agreement should receive the same wage adjustments but for no reason shall his wages be reduced before making said adjustments.

4.5 Transfers

When a employee, except an apprentice, is required to fill the place of another employee receiving a higher rate of wages, under Article 4, he shall receive the higher contract rate while performing these duties, but if required to fill the place of another employee receiving a lower rate, for a period of thirty (30) days his rate will not be changed.

            The Union understands that there is a need for flexibility within the Company to assure for an efficient operation.  The Company and Union agree that the Company may assign employees from one plant to work "temporarily" in another plant.  The word "temporary" is understood and agreed to mean the limited covering for sickness, vacations, injuries, operational emergencies and/or the scope and/or the duration of a particular project or projects.  It is not the intent of the Company to use temporary assignments as a means to replace or displace an employee in one plant with an employee from another plant.  In the event the Union believes that the Company has not complied with this provision, the Union may bring the situation in question to the Labor-Management Team ("LMT") for resolution.  If the matter cannot be resolved by the LMT, the Union shall have the right to grieve it.

4.6 Infirm Employees

Employees who through infirmity or other reasons are not able to earn the wage given in this Agreement may work for such wages as may be satisfactorily agreed upon between the Union representative, the employee and the Company.

4.7 Payment of Wages

(a)  Wages may be paid by cash or check in an envelope at the option of the Company.  In the event of a default in payment of such check by the Company, such option shall be revoked and payment shall thereafter be in cash.  Wages to be paid in full weekly and within five (5) days of the time they become due, and to be paid during working hours; not more than five (5) days to be retained.

(b)  Any employee discharged shall receive his pay immediately.  Any employee leaving shall notify the Company and having complied with this requirement shall receive his pay in cash or check on the regular pay day for the week of separation in person or by mail at the option of the employee.

(c)  The Company shall be required to furnish employees with written information weekly which shall designate the total earnings, total withholdings, number of hours worked at straight time and number of hours at overtime and rate of pay.

4.8 Workers' Compensation

If an employee has to leave work because of a workers' compensation injury and is unable to return, he shall suffer no loss of straight time pay for that day.

4.9 Jury Duty

An employee who is required to report for jury duty on a day when he otherwise would have worked shall receive regular straight‑time pay for up to a maximum of thirty (30) days per calendar year.  The Company can require verification of jury duty served.  It is understood that if an employee is released from jury duty so that he can reasonably report for work at least three (3) hours before the end of his scheduled shift, he must report for work that day.

ARTICLE 5

Military Service

5.1 Military Service

Employees' rights shall not be forfeited because of service with the Government during national emergencies.  The Company agrees to abide by national laws covering rehiring of veterans.

ARTICLE 6

Holiday Pay

6.1 Paid Holidays

(a)  There shall be up to 11 paid holidays.  The paid holidays shall be:  the day preceding Town Meeting Day, Town Meeting Day, Memorial Day, July Fourth, Labor Day, Veterans' Day, Thanksgiving Day, Friday after Thanksgiving Day and Christmas Day, and shall be paid regardless of whether the holiday falls on a Saturday or Sunday.  In addition, there shall be a paid holiday for New Year's Day, subject to the following terms and conditions.  To be eligible for this holiday, an employee must satisfy all eligibility requirements of this Article.  In addition, the employee must work during the week in which the New Year's holiday falls.  Payment of the Christmas holiday does not affect eligibility for the New Year's holiday.  There shall be a paid holiday for Rock of Ages Employee Appreciation Day to be observed by all employees on the Tuesday following Labor Day holiday.  The holidays will be observed during the term of this contract on the dates shown on the attached Calendar of Holiday Observances. .  In the event the Veteran's Day holiday shown on the attached Calendar does not fall on the designated National holiday, employees may take paid vacation or unpaid personal time to attend Veteran's Day observances given notice to management of at least one week.

(b)  If a holiday falls on Saturday or Sunday, it shall be observed on the following Monday, in accordance with the holiday calendar attached hereto.

(c)  Employees who are laid off during either of the weeks in which Town Meeting days or Thanksgiving falls shall not be eligible for holiday pay in those weeks.  Instead, such employees must as individuals report to work on the first (1st) work day following the conclusion of any such layoff and such employees may collectively and mutually agree with the Company on days when they will, as a group, take personal days off with pay if they were otherwise eligible for the holiday pay.  Such personal days must be taken within thirty (30) days after the first work day following the conclusion of the layoff in question and if mutual agreement is not reached, the employees will receive pay in lieu of any holidays to which they were entitled.

(d)  An employee absent because of an off-the-job accident or sickness who is receiving sickness and accident benefits will be paid his regular-wage holiday pay in lieu of his daily sickness and accident benefit.

6.2 Eligibility

(a)  The employee must have at least thirty (30) working days accumulated service to be eligible for paid holidays.  After completing thirty (30) working days' service any paid holiday that fell within the thirty (30) working day period becomes payable.  If an employee quits before he has accumulated thirty (30) working days' service, no holiday pay is due.  If he is laid off or is discharged through no fault of his own before he has accumulated thirty (30) working days' service, any holiday which fell within the period of his employment and discharge becomes due and payable.

(b)  Subject to the provisions of 6.1 (c), any employee who works to within four (4) working days of a paid holiday and who has thirty (30) working days' accumulated service with the Company and is then discharged or laid off will receive nevertheless the holiday pay.

(c)  When a holiday falls in an employee's vacation week, the employee shall receive pay for that day at straight time in addition to vacation pay.

(d)  During the week of a paid holiday, the employee must work a minimum of a full scheduled work week excluding the holiday or holidays less one (1) scheduled workday.  Exceptions to the above ruling can be made only by prior arrangements with the Company.  Sickness during the week of a holiday shall not disqualify an employee if he has notified the Company.

(e)  No employee shall be entitled to the holiday pay as provided in this Article if such employee is not working and is receiving compensation or benefits during such period in which he is not working, whether he is receiving such compensations or benefits under the State Unemployment Compensation Act, State Workers Compensation Act , Granite Group Insurance Trust, or from any similar source to which the Company contribute except as provided for under Article 6, subsection 6.1(d). Apprentices are eligible for paid holidays.

6.3 Holiday Work

Work done on the following holidays, namely, January 1st, the day preceding Town Meeting Day, Town Meeting Day, Memorial Day, July Fourth, Labor Day, Employee Appreciation Day, Veterans Day, Thanksgiving Day, Friday after Thanksgiving Day and Christmas Day, shall be paid as double time.

6.4 Holiday Change

In the event of a state or federal law affecting the date on which holidays are celebrated, the parties hereto will negotiate with respect to appropriate changes in this Article with the understanding that the number of holidays shall remain the same as set forth above.

6.5 Holiday Premium

Any paid days off to which an employee is entitled under this Article shall include second (2nd) and/or third (3rd) shift premiums, as the case may be, if the employee is assigned to such shift on the day(s) for which he is entitled to such pay.

ARTICLE 7

Vacations

7.1 Vacation Period

(a)  The vacation period shall be May 1 to April 30, subject to the following conditions:  In the event of a shutdown, the employee can defer his vacation to another date mutually agreed upon with his employer, in which case the Company shall notify the Union of the employees' names and deferred vacation dates; if there is a conflict in dates among employees seeking the same vacation time, seniority shall govern unless the Company can show that the senior employee's presence in the requested period is indispensable.  Employees who are entitled to vacation who are scheduled to perform maintenance work may schedule and take vacations in accordance with existing practices.  (The practice of permitting an employee to take a leave of absence without pay will be continued.)

(b)  Beginning in 2010, employees will be required to use a full week of vacation during the week of July 4th if the company chooses to shut down that week.

(c)  An employee must take at least one (1) week's vacation away from the job per contract year unless otherwise mutually agreed by the Company and the employee and approved by the Union.

(d)  Employees must apply for vacations in writing prior to March 1.  The company will notify employees of their intention to close the plant for the week of July 4th prior to the March 1st vacation request deadline.  Written rejection stating the reason why in accordance with 7.1(a) shall be returned to the employee by March 15th or the vacation requested shall be deemed approved.

 (e) Subject to the advance approval of management (which approval shall not be unreasonably withheld), employees may occasionally take one-half (1/2) day of vacation.  Half-days cannot be scheduled on the annual vacation calendar.

7.2 Vacation Payments

(a)  Payments of vacation pay to employees will be made in advance. If an employee is permanently laid off or resigns, vacation pay or fraction thereof shall be payable in cash or check on the regular pay day for the week of separation.

7.3 Requirements

(a)  Vacations will be granted to employees who have fulfilled the following requirements prior to May 1:

            (i)  An employee must have worked ninety percent (90%) or more of the regular hours worked by the plant during his period of employment for the twelve (12) months preceding May 1, the start of the vacation period, to be eligible for full vacation earned.

            (ii)  Three‑fifths (3/5ths) of full vacation earned if employee has worked eighty percent (80%) of the plant hours scheduled.

            (iii)  No vacation earned if employee has worked less than eighty percent (80%) of the plant hours scheduled.

            (iv)  Overtime hours worked shall be included in determining whether an employee has met the requirements of subsections (i) and (ii).

            (v)   For apprentices, vacation accruals will begin once the employee has been with the Company for three (3) months and will be retroactive to his date of hire.

(b)  For the purpose of determining whether the requirements above have been fulfilled and in computing the amount of vacation to which an employee is entitled under Section 7.4 below, the following additional rules shall govern:

            (i)  Temporary layoff of sixty (60) days or over, USW strike time or shutdowns due to business conditions do not count as earned time but do not terminate length of accumulated service.  Permanent layoff, resignation, or discharge breaks length of service.  If an employee is temporarily laid off and later asked to return to work with a guarantee of at least three (3) months' work and refuses to do so, then this constitutes a break in his length of service.  If he is employed at a later date, it will be necessary to begin anew to build up years of service and earned time.  Example:  A man works two (2) years for one (1) employer and then is laid off for a period of nine (9) months.  At the end of nine (9) months he returns to work for the same employer and works two (2) more years.  His earned time is four (4) years.

            (ii)  An employee who has been employed by the Company for at least six (6) months shall be credited with up to a maximum period of one (1) year, time lost by employee's sickness or accident or absence sanctioned by management in writing, as earned timed and accordingly the employee will be paid vacation pay.

Example: A man works two (2) years and three (3) months for one (1) employer and then is absent from work for nine (9) months because of sickness.  At the end of the nine (9) months' sickness, he returns to work. The earned time is three (3) years.  If, after receiving vacation pay he then only works another two (2) months, he is entitled to two‑twelfths (2/12ths) of two (2) weeks' vacation; six (6) months, six‑twelfths (6/12ths) of two (2) weeks, and so forth.

7.4 Amount of Vacation

Vacations will be granted to employees as follows:

(a)  First (1st) Week.  One (1) week's vacation or fraction thereof will be granted employees with less than one (1) year of industry service on May 1 based upon the number of months he has been employed in accordance with the table below.  This will establish him on a May 1 to May 1 basis for future vacation calculations.

Length of Industry Service                                                       Vacation

1 mo.                           1/12 of a week                                    3.3 hours

2 mos.                          2/12 of a week                                    6.6 hours

3 mos.                          3/12 of a week                                    10.0 hours

4 mos.                          4/12 of a week                                    13.3 hours

5 mos.                          5/12 of a week                                    16.5 hours

6 mos.                          6/12 of a week                                    20.0 hours

7 mos.                          7/12 of a week                                    23.1 hours

8 mos.                          8/12 of a week                                    26.4 hours

9 mos.                          9/12 of a week                                    30.0 hours

10 mos.                        10/12 of a week                                  33.0 hours

11 mos.                        11/12 of a week                                  36.3 hours

12 mos.                        1 week                                                 40.0 hours

(b)  Second (2nd) Week.  Employees with one (1) or more years of industry service on May 1 shall be entitled to two (2) weeks' vacation or any fraction thereof computed in accordance with the following table:

Length of Industry Service                                                        Vacation

1 mo.                           1/12 of 2 weeks                                   6.6 hours

2 mos.                          2/12 of 2 weeks                                   13.3 hours

3 mos.                          3/12 of 2 weeks                                   20.0 hours

4 mos.                          4/12 of 2 weeks                                   26.6 hours

5 mos.                          5/12 of 2 weeks                                   33.3 hours

6 mos.                          6/12 of 2 weeks                                   40.0 hours

7 mos.                          7/12 of 2 weeks                                   46.6 hours

8 mos.                          8/12 of 2 weeks                                   53.3 hours

9 mos.                          9/12 of 2 weeks                                   60.0 hours

10 mos.                        10/12 of 2 weeks                                 66.6 hours

11 mos.                        11/12 of 2 weeks                                 73.3 hours

12 mos.                        2 weeks                                               80.0 hours

            (c)  Third (3rd) Week.  Employees will be granted a third (3rd) week's vacation or fraction thereof computed on a May 1 to May 1 basis beginning with the second (2nd) May of his continuous employment in the industry as follows:

2nd May    ‑     1 day      ‑     8 hours

3rd May     ‑     2 days     ‑     16 hours

                                    4th May     ‑     3 days     ‑     24 hours

5th May     ‑     1 week    ‑     40 hours

Payment for such third (3rd) week's vacation or fraction thereof will be paid in accordance with Section 7.2 of this Article.

(d)  Fourth (4th) Week.  Employees will be granted a fourth (4th) week's vacation computed on a May 1 to May 1 basis beginning with the twenty‑fifth (25th) May of his continuous employment with the Company.  Payment for such fourth (4th) week of vacation shall be in accordance with 7.2(a).

Employees will be granted a fourth (4th) week's vacation or fraction thereof computed on a May 1 to May 1 basis beginning with the twenty‑first (21st) May of his continuous employment with the Company as follows:

21st May    ‑     1 day      ‑     8 hours

                                    22nd May  ‑     2 days     ‑     16 hours

23rd May   ‑     3 days     ‑     24 hours

24th May   ‑     4 days     ‑     32 hours

25th May   ‑     5 days     ‑     40 hours

(e)  Such vacation (time off) or vacation pay shall be paid at the straight time hourly rate of pay in effect for said employees at the time of taking vacation or receiving fractional vacation pay upon separation from employment.  In figuring all earned vacation, a percentage of the regular straight time hours worked during the year preceding May 1 will be used to determine the vacation pay.  Overtime is not to be used in computing vacation time.

Vacation pay and vacation bonuses shall include shift premiums for employees regularly assigned to the second (2nd) or third (3rd) shifts, as the case may be, when such vacation or bonus pay becomes due and payable.

(f)  For the purpose of this Article, an employee's industry service shall be deemed terminated in the event the employee voluntarily leaves the industry.

(g)  For the purpose of computing vacation pay or fractions thereof, an employee hired on or before the fifteenth (15th) day of a month shall be credited with the full pro rata vacation pay otherwise attributed to that month, and an employee hired after the fifteenth (15th) day of a month shall not be credited with any pro rata vacation pay for that month.  An employee whose employment terminates on or after the fifteenth (15th) of the month shall be credited with full pro rata vacation pay otherwise attributable to that month.  An employee whose employment terminates before the fifteenth (15th) of the month shall not be credited with pro rata vacation pay for that month.

EXAMPLE: A man comes to work on February 13, 1980.  On May 1, 1980 he has completed three (3) months of employment and he is entitled to fractional vacation pay of three‑twelfths (3/12ths) of one (1) week.  On May 1, 1981, the second (2nd) May of his employment, he is entitled to two (2) weeks' vacation pay payable at vacation time and one (1) day of vacation payable on the fourth (4th) regular pay day after his return to work.  On May 1, 1982, he would be entitled to two (2) weeks and two (2) days; May 1, 1983 ‑two (2) weeks and three (3) days; and May 1, 1984 ‑ three (3) weeks.  It is assumed in this example that the man worked at least ninety percent (90%) of the scheduled hours worked by the plant during each of the applicable twelve (12) month periods.  If he has worked eighty percent (80%) of the time, he will receive three‑fifths (3/5ths) of the vacation pay otherwise due.

7.5 Severance of Employment

A new employee or an employee who is laid off, discharged or quits is to be allowed the vacation benefit to which he is entitled under Section 7.4 above, prorated according to his months of service; for example, one (1) month  = 1/12th; three (3) months = 3/12ths; ten (10) Months = 10/12ths; etc.  Employees discharged for cause shall not be eligible for pro rata vacation.

ARTICLE 8

Bereavement/Birth of a Child

8.1 Five (5) Day Bereavement

In the event an employee suffers the death of his child/stepchild, spouse, mother or father, and the funeral and its arrangements occur during the employee's scheduled workdays, the employee shall be allowed up to five (5) days off with pay, at his rate of pay.

8.2 Three (3) Day Bereavement

In the event an employee suffers the death of his brother, sister, stepmother, stepfather, spouse's father, spouse's mother, grandchild, and the funeral and its arrangements occur during the employee's scheduled workdays, the employee shall be allowed up to three (3) days off with pay, at his rate of pay.  In the event an employee suffers the death of his spouse's stepmother or stepfather and the funeral and its arrangements occur during the employee's scheduled workdays, the employee shall be allowed up to three (3) days off with pay, at his rate of pay.

8.3 Internment

If interment is postponed to a later date and occurs during the employee's scheduled work day, the employee may take one (1) of the three (3) foregoing days off with pay on the day of interment.

8.4 One (1) Day Bereavement

If an Employee attends the funeral of a significant other, an in-law, grandparent or the grandparent of his spouse or his spouse's brother or sister and it takes place on a day when he otherwise would have worked, he shall not suffer a loss of any straight time pay for that day.

Any paid days off to which an employee is entitled under this Article shall include second (2nd) and/or third (3rd) shift premiums, as the case may be, if the employee is assigned to such shift on the day(s) for which he is entitled to such pay.

8.5 Birth or Adoption of a Child

An employee will be entitled to one (1) day off with pay for the birth of the employee's biological child or the day of adoption of a child.

8.6    Bereavement While on Vacation

            Employees who are on vacation when death occurs will receive the bereavement benefit, and may use the affected vacation days at a later date.

ARTICLE 9

Insurance

9.1 Insurance

The Company agrees to provide group insurance to employees and dependents as set forth herein.

9.2 Benefits

(a)  The health and welfare plan administered by the Company or its administrator as selected by the Company shall provide for benefits as follows:

           (i)  Group Term Life Insurance ‑ $75,000.  The benefit amount will increase to $80,000 effective May 1, 2010.

          (ii)  Sickness and Accident Insurance ‑ $380.00 per week effective April 25, 2009 and $390.00 per week effective May 2, 2010 for fifty-two (52) weeks with a Social Security offset for the last twenty-six (26) weeks thereof; eligibility commences on the first (1st) day of accident or hospitalized sickness and the fifth (5th) day of non‑hospitalized sickness.  If an employee qualifies for sickness and accident insurance because of five (5) days of non‑hospitalized sickness and remains qualified for at least one (1) additional week, the Company will pay the employee the current rate for the unpaid five (5) day qualifying period.

          (iii)  Accidental Death or Dismemberment Insurance ‑ $75,000. The benefit amount will increase to $80,000 effective May 1, 2010.

          (iv)  Paid‑up Term Life Insurance.

                        (1)  Employees with ten (10) or more years of service retiring on a regular pension will be given an $8,000 term insurance policy or other funding mechanism on terms satisfactory to the Union.

                        (2)  Employees with ten (10) or more years of service retiring on an early retirement pension will be covered by a regular $8,000 term insurance policy or other funding mechanism on terms satisfactory to the Union; or until age sixty‑five (65) when it will be eliminated and replaced by a $8,000 term insurance policy or other funding mechanism on terms satisfactory to the Union.

                        (3)  Any employee with ten (10) or more years of service becoming totally disabled after May 1, 1981 will continue to receive coverage for the full amount of life insurance then in effect until he becomes substantially employed, as determined by the Company and Union at which time the insurance will be eliminated completely; or until age sixty‑five (65) when it will be eliminated and replaced by a $8,000 term insurance policy or other funding mechanism on terms satisfactory to the Union.

                        (4)  The full amount of life insurance shall apply to employees with at least ten (10) years service, and the amount of insurance shall be prorated down by years of service for employees with less than ten (10) years of service.

(v) Health Insurance ‑ Health Insurance ‑  The Company shall provide four (4) health insurance plans equivalent to the Blue Cross Vermont Health Partnership (VHP),  the Blue Cross Vermont Freedom Plan 100 (VFP100), the Blue Cross Vermont Freedom Plan  500 (VFP500) and the Blue Cross J Plan, subject to the following general conditions:

1.  Company will provide J or equivalent plan (including vision), with employee contributions of 19 % going to 20% as of January 1, 2010.

2.  Company will provide VHP or equivalent plan (including vision and dental) with employee contributions of 18% going to 20% as of January 1, 2010.

3.  Company will provide VFP 100 or equivalent plan (including vision) with employee contributions of 17% going to 18% as of January 1, 2010.

4.  Company will provide VFP 500 or equivalent plan (including vision) with employee contribution of 3% going to 7% beginning January 1, 2010.

5.  The Company has the right to rate the health plans separately.

6.  New employees may not enroll in VHP or J plans.  If they take health insurance, they must take a VFP plan.  They will be eligible to take other plans, if offered, after they are with the company for six years.

7.  Employees who are enrolled in the J or VHP plans cannot switch between these two plans, but may switch to a VFP plan when it is available.  Once an employee selects a VFP plan or opts out of the health insurance plan, the employee is not eligible for a VHP or J plan.

8.  Employees on either VFP Plan may purchase dental by paying 50% of the premium.

9.  Employees may choose to opt out of health plans and obtain a monthly stipend of $300 paid once per month through payroll.  To be eligible, an employee must demonstrate that he has insurance elsewhere.

(b)  The insurance benefits which are provided for by the Company shall be described in a brochure which shall be distributed to employees by the Company.  The terms and conditions under which such benefits are provided are governed by insurance agreements between the Company and its insurance carriers.

9.3 Contributions

The Company shall maintain life insurance coverage for three (3) months and shall continue its contributions for the health insurance coverage of a laid‑off employee for three (3) calendar months (provided the employee makes his contribution if any is required).  If the employee is laid off on or before the fifteen (15th) of a month, that month shall be considered the first of the three (3) months; and if the employee is laid off after the fifteenth (15th) of a month, the following calendar month shall be considered the first (1st) of the three (3) months.  If an active employee dies, the Company will continue health insurance coverage for qualifying survivors (if any) for a period of three (3) months at no cost to said survivor(s).  This provision shall not apply to employees on layoff, Workers Compensation, or sickness and accident insurance.  To keep policies in force, both Company and employee must pay his share while the employee is off the job because of sickness and accident, strike or lockout or any other suspension in the industry beyond the control of either management or labor.

9.4 Disability

If an employee is permanently and totally disabled, the Company shall continue its contribution for up to six (6) months, as described in previous section "Contributions."  Thereafter, the Company will provide such health insurance contributions (provided the employee makes his contribution, if any is required) for five (5) years from the date when he ceased to work due to such disability.  At the end of such five (5) year period, the Company shall thereafter continue its contributions for individual coverage only, as long as the employee is permanently and totally disabled, or until he reaches age sixty-five (65), whichever occurs sooner; provided, that the Company will not make any contributions described in this subsection (a) during any period when the employee or his spouse is employed and group health insurance benefits are available to them, or after he reaches age sixty-five (65).  The Company and the Union may amend this subsection in their discretion.

9.5 Retired Employees

            Effective May 2, 1981, any employee who has retired between April 30, 1975 and April 28, 1990 under the provisions of the Barre Belt Granite Employer‑Union Pension Plan shall be allowed to continue group insurance coverage in the amount of $3,000 of term insurance, subject to any applicable insurance carrier rules and regulations. The full cost of such coverage will be paid by the retired employee at the group rate applicable to the term life insurance including such insurance for retired employees being provided through the Company.  The premium shall be paid by such retired employee.  The Company agrees to pay one (1) month's health care premium for each five (5) years of service with the Company, up to a maximum of three (3) month's premium.

9.6 Consultant

The Company is authorized to utilize the services of an impartial professional consultant as deemed necessary to advise concerning the proper operation of the insurance program.

9.7 Insurance Objectives

The parties agree to consider and implement by agreement health insurance cost containment measures with a view to improving and increasing the quality and efficiency of health care.

9.8 Delinquency

If the Company is delinquent more than thirty (30) days pursuant to this section; if the Union gives written notice to the Company of its intent to withhold the services of employees; and if the Company has not cured the delinquency by the appropriate payment or by entering into an arrangement satisfactory to the Trustees by the sixtieth (60th) day after the delinquency began; then the Union shall have the right to withhold the services of employees beginning on the sixtieth (60th) day of delinquency or fifteen (15) days after notice from the Union, whichever occurs later, if, and as long as, the Company is in violation of this section.  For purposes of this paragraph, the Trustees shall be deemed to have delegated the judgment concerning whether the appropriate payment or a satisfactory arrangement has been reached to the Administrator.  In addition, the Company shall be responsible for the payment of all wages (including interest at the legal rate in Vermont) that would have been earned in normal working hours during any strike called on account of delinquent contributions.

ARTICLE 10

Pension Plan Agreement

10.1 Merger of the Pension Plan

The Barre Belt Granite Employer - Union Pension Plan (the "Plan") has merged with and into the Steelworkers Pension Trust (the "Pension Trust") pursuant to the terms of a certain merger agreement (the "Merger Agreement") between the Plan and the Pension Trust, the terms of which are incorporate herein by reference. (Hereafter, the merger of the Plan and the Pension Trust is referred to as the "Merger".)

10.2 Incorporated Documents

This Article 10 incorporates by reference the terms of a Merger Agreement between the Plan and the Pension Trust, and the provisions of the documents governing the Pension Trust.

10.3 Contribution Rate

The month for which the contribution is due is referred to as the "benefit month" and the month prior to the benefit month is referred to as the "wage month."  Effective May 3rd, 2009, the Employer shall contribute to the Pension Trust each and every benefit month a sum of money equal to $1.70 per hour for each hour worked by all Covered Employees during the wage month.  Effective May 2, 2010, the contribution shall increase to $1.75 per hour.

10.4 Covered Employees

Covered Employees are all employees employed within the Union's Bargaining Unit who were actively employed by the Employer for any length of time during the wage month.  The Employer is required to make a contribution to an employee whose employment is terminated during the wage month.

10.5 Hours Worked

The term "Hours Worked" means not only hours actually worked by Covered Employees, but also hours not actually worked but for which Covered Employees were paid because of vacation, holidays, jury duty or bereavement leave.

10.6 Payment of Contributions

Contributions are due from the Employer on the fifteenth (15th) day of the benefit month, commencing with the benefit month of February 1999 and each and every month thereafter so long as this agreement is in force.

10.7 Coverage - Newly Hired Employees Not Previously Covered

Newly hired employees not previously covered by the Pension Trust are not considered Covered Employees until the first day of the first calendar month immediately after the commencement of employment.  Such calendar month is the new employee's first benefit month.  The immediately preceding calendar month is the employee's first wage month.

10.8 Coverage - Newly Hired Employees Who Were Previously Covered

Newly hired employees previously covered by the Pension Trust are considered Covered Employees as of the first day of the first calendar month immediately after the commencement of employment.  This calendar month is the employee's first benefit month and the immediately preceding calendar month is the employee's first wage month.

10.9 Contribution Reports and Data

            The Employer shall transmit to the Pension Trust with each contribution a contribution report on the form furnished by the Pension Trust on which the Employer shall report the names, status, hire and termination dates as applicable, as well as the total hours paid to each covered employee during the wage month.  The Employer shall provide a copy of this report to the Union.  The Employer further agrees to supply to the Pension Trust such further information as may from time to time be requested by it in connection with the benefits provided by said Pension Trust to said employees, and to permit audits of its books and records by the Pension Trust for the sole purpose of determining compliance with the terms and conditions of this Agreement.

10.10 Delinquent Employers

            In the event that an Employer fails to maintain affiliation in good standing with the Pension Trust, the Employer shall be in violation of this Article 10, in addition to all other applicable standards.  Immediately upon termination of the Employer's affiliation with the Pension Trust, the Union and the employees may withhold all services from the delinquent Employer until such time as the default has been cured to the satisfaction of the Pension Trust and the Union.  In addition, the Company shall be responsible for the payment of all wages (including interest at the legal rate in Vermont) that would have been earned in normal working hours during any strike called on account of delinquent conditions.

ARTICLE 11

401(k) Plan

11.1 401(k) Plan

The Company agrees to establish and administer one (1) 401(k) program for all its Union employees which will comply with all the requirements of ERISA, the Internal Revenue Code and any other applicable laws.

The Company agrees to a match of thirty-five (35%) percent on an employee's first $1,000 contribution per year and ten (10%) percent thereafter per year up to the maximum contribution allowable by law per year.

ARTICLE 12

Notices

12.1 Bulletin Boards

The Company shall install a bulletin board at each time clock for joint use of the Company and Union, including IP, high bay, boxing and press rolls.

12.2 Holiday Notice

Before suspending operations the day before or the day after a scheduled holiday, at least three (3) calendar days' notice must be posted on the bulletin board.

12.3 Emergencies

Except in circumstances which the Company could not reasonably foresee, at least twenty‑four (24) hours' notice of any other suspension of operations must be posted on bulletin boards stating when the plant will close as well as when work is to be resumed.

12.4 Plant Bidding

Positions either vacant or new will be posted within the affected plant.  Employees will have two (2) days to bid for the posted job.  The Company will fill the job based on seniority, ability, and physical fitness.  Ability means knowledge and/or experience relating to the job in question at the time of the posting for the position.  Should no bidder have the immediate ability to perform the posted job and the Company has an immediate need to fill the vacancy, the Company may hire a qualified outside applicant.  If a training period is acceptable, bidders will be given preference over outside applicants.  Situations which require extended training periods will be subject to a negotiated wage.  Cross training will occur where it makes sense and based on ability.

12.5 Union Postings

The Company agrees to post notices of official Union business which are received by the Company from the Union.

ARTICLE 13

Layoff, Recall, Reinstatement After On‑the‑Job Injury

13.1 Layoff and Recall

(a) In the layoff and recall of employees, length of service shall be recognized subject to ability and physical fitness among employees engaged in the same category of work as enumerated in the classifications set forth in Section 4.1(a) of this Agreement.  Employees shall have recall rights for twelve (12) months from the date of layoff.

 (b)  In the event a temporary seasonal layoff is to be implemented by the Company, the Company will post an announcement of the layoff and its anticipated duration.  The Company agrees that employees may elect to take the layoff on a voluntary basis by seniority subject to ability.  If all employees with the ability to do a particular job which will be worked during the layoff elect to take a voluntary layoff, then the Company will require the least senior employee with the ability to do the work.  The voluntary layoff will be only for the posted duration of the layoff.  If for any reason the layoff is to be extended beyond the posted period, the Company will notify those employees who have elected the voluntary layoff of the extension of the layoff and the anticipated duration of the extension.  Senior employees on voluntary layoff with the ability to perform the jobs being worked during the extension of the layoff shall have the option to displace any junior employees performing the work or continue their voluntary layoff.  This process shall continue until the end of the layoff.  In accordance with 12.1 (a), no employee may extend his voluntary layoff beyond twelve (12) months since recall rights would be forfeited.

(c)  It is the intent of the Company to attempt to return all employees suffering an injury on the job to their regular job as set forth herein.  An employee disabled by a compensable injury under applicable Workers Compensation law will be reinstated by the Company when his or her inability to work ceases provided recovery occurs within two (2) years of the onset of the disability.  An employee who recovers within two (2) years of the onset of the disability will be reinstated to a position suitable for the Employee given the position the Employee held at the time of the injury and the Employee's ability to safely perform the duties of the available position.  An employee shall suffer no loss of seniority when reinstated in accordance with this Section 13.1 (c).

13.2 Layoffs

            Layoffs are to be by individual plant(s).  Of the laid-off personnel, the individual with the most seniority, subject to ability and/or physical fitness, will be afforded an opportunity to "temporarily transfer" to one of the other Rock of Ages facilities listed in Section 13.4 below if an opening exists and if he is qualified.

            While temporarily employed at one of the other Rock of Ages facilities, the employee will continue to accumulate seniority at the plant from which the employee was laid off prior to the temporary transfer.

13.3 Layoff Job Opportunity

Job openings at a specific plant will be handled per section 12.4 above.  In the event the Company has laid off employees at other Company plants or Divisions covered by this contract, the Company will offer these positions first to the laid off employee(s) by seniority subject to ability and physical fitness before hiring outside applicants.  The employee(s) selected may either accept the available position or elect to take a voluntary layoff any time during the initial sixty (60) day period. The employee(s) may revert to a voluntary layoff status at his or her option or at the option of the Company.

  If the position available is covered by another contract (i.e. Quarry) the employee(s) shall not be required to change groups unless he/she is not returned to his/her former position within the twelve (12) month layoff and recall period.

             The employee(s) shall suffer no loss of seniority for such assignment when returned to the former position.  Employees will return to former positions by seniority, subject to ability and physical fitness, if and when work becomes available.

            The Union will be immediately notified of the employee(s) who accept assignment in another plant and/or division.  Upon acceptance these employees will initially hold the lowest seniority in that plant and/or division.

            Upon recall, if an employee does not honor a "recall notice," (return receipt requested at last known address), or has been employed at a new plant and/or division for more than twelve (12) months, his/her seniority at the former plant and/or division shall be lost.  The seniority date at the new plant and/or division shall be the employee's start date with that plant and/or division except as otherwise agreed upon between the Company, employee and Union.

            In the event the Union believes the Company has not complied with this provision, the Union may bring the situation in question to the Labor Management Team (LMT) for resolution.  If the matter cannot be resolved by the LMT, the Union shall have the right to grieve it.

13.4 Seniority

One seniority list will be maintained for the Rock of Ages Manufacturing Plant, Saw Plant and Press Roll Plant.  Seniority for employees who were part of the former Saw Plant and Press Roll Plant seniority group as of April 29, 2006 will be grandfathered in the event of a layoff.

13.5 Seniority Roster

The Company shall provide the Union with a seniority roster semi‑annually, in April and October.

ARTICLE 14

Union Security

14.1 Union Security

It shall be a condition of employment that all employees of the Company covered by this Agreement who are members of the Union in good standing on the effective date of this Agreement shall remain members in good standing and those who are not members on the effective date of Agreement shall, on or before the thirty-first (31st) calendar day following the effective date of this Agreement, become and remain members in good standing in the Union.  It shall be also a condition of employment that all employees covered by this Agreement and hired on or after its effective date shall, on or before the thirty‑first (31st) calendar day following the beginning of such employment, become and remain members in good standing of the Union.

ARTICLE 15

 Check‑off

15.1 Check-Off

The Company agrees to deduct each month from the wages payable to any employee who authorizes the employer to do so, through a signed authorization card (Union Form 530), the Union monthly dues, assessments uniformly imposed on all members and, if owed, the Union's initiation fee.   Said amount shall be as designated by the International Treasurer of the Union.  The Company shall remit by the end of each month on Form R-115 all sums so deducted to the International Treasurer, United Steelworkers, P.O. Box 951667, Cleveland, Ohio 44193.

15.2 Union Copy

The Company also shall transmit by the end of each month to an officer designated by the local Union a copy of the list of employees from whom deductions are made and the amount deducted as well as a list of new hires during the month with their date of hire and classification.

15.3 Dues Penalty

The Company will be responsible for the deduction and collection of dues prior to final payment to the employee as a result of quit or discharge and be liable for payment of said dues to the Union if it fails to do so.

15.4 Journeyman Dues

Journeyman employed will have dues automatically deducted from their pay from the first (1st) day of hire and submitted according to Article 15, Section 15.1.

15.5 Sign-Ups

The Company agrees to sign up new employees upon their hire and submit the section of the Authorization Card (Union Form 530) to the Local Union President within thirty (30) days.

ARTICLE 16

Dispute Settlement

16.1 Dispute Settlement

Any difference which may arise as to the meaning or application of this Agreement or any memorandum agreement between the parties as to compliance with the terms of such agreements shall be resolved as follows:

Step 1:  Between the foreman and employee involved and/or Union Steward and/or other Union representative.  Grievances must be submitted within ten (10) workdays of the time the subject of the grievance becomes or should have become known to the aggrieved employee or Union.

Step 2:  Between the Union Steward and/or other Union representatives and the Plant Manager.  If the matter is not settled within five (5) workdays of initiating this step, it may be referred to Step 3.

Step 3:  Between the Union Representative and/or Union Steward and the Division Vice President and/or the Plant Manager.  If the matter is not settled at this step, then a formal written grievance will be submitted within five (5) working days.

Step 4:  Between the United Steelworkers Staff Representative, Local Union #4 President, the President of the Company, the Division Vice President and/or the Plant Manager. If the matter is not settled within five (5) working days of initiating this step, it may be referred to Step 5.

Step 5:  Submit the grievance to arbitration and pursuant to existing voluntary labor arbitration rules of the American Arbitration Association within thirty (30) days following the Step 4 answer.  The Arbitrator shall have no authority to alter in any way the terms and conditions of this Agreement and shall confine his decision to a determination of the facts and an interpretation and application of this Agreement.  The decision of the Arbitrator shall be final and binding on all parties.  The fees and expenses associated with arbitration of the grievance shall be borne equally by the parties to the grievance or dispute.

In the event a difference is not appealed to the next succeeding step of the above procedure within the time limit specified, the right of appeal shall be lost.

The aggrieved employee may attend any steps of the grievance procedures.  Time limits may be extended by mutual agreement.

16.2 Company Grievances

Grievances may be initiated by the Company.  The grievance shall be discussed between the Company representative and the Steward, Local Union President or other Union representative.  In the event such difference is not settled through such discussion, the dispute will be further processed in accordance with the provisions of Section 16.1, Steps 3, 4, 5.

16.3 Signed Grievances

Grievances processed in accordance with the provisions of this Article must be in writing and signed by the grieving party for submission to Step 4 and succeeding Steps.  It is mutually understood that the words "Foreman" or "Plant Manager" may be replaced by the word "Company" where appropriate.  Time limits may be extended by mutual agreement.

16.4 Rules

The Union agrees that during the term of this Agreement neither the Union nor its members shall encourage or engage in any strikes, stoppages, slowdowns or other interruption of work, and the Company agrees that there shall be no lockouts.

It is understood and agreed that in the event of any alleged violation of this Agreement, which violation is not authorized or ratified by the International Union, there shall be no liability for damages on the part of said International Union, Local Union or any of their officers or agents, and the sole recourse and exclusive remedies of the Company shall, in such event, be those which are specifically provided for in this Agreement.

It is understood and agreed that in the event of any strike, work stoppage, interruption or impeding of work on the part of any employee during the life of the Agreement, there shall be no liability on the part of the International Union, Local Union or any of their officers or agents, provided such strike, work stoppage, interruption or impeding of work was not authorized or ratified by the International Union, Local Union or any of their officers or agents, and provided further that, upon the occurrence of such unauthorized strike, work stoppage, interruption or impeding of work, the International Union or the Local Union shall, upon request of the Company, notify the employees involved that such action by said employees was unauthorized and direct said employees to return to work promptly, and shall take further steps as are reasonable and appropriate under the circumstances to bring about a termination of such unauthorized strike, work stoppage, interruption or impeding of work, impose such disciplinary measures upon the employees involved as are not inconsistent with the provisions of this Agreement.

ARTICLE 17

Plant Access

17.1 Plant Access

It is agreed that a representative of the Union shall be permitted to enter any Rock of Ages property covered by this Agreement during working hours for the purpose of administering the provisions of this Agreement.  A committee wishing to enter any Rock of Ages property covered by this Agreement during working hours must first get permission at the office.

ARTICLE 18

Nondiscrimination

18.1 Non Discrimination

There shall be no discrimination for or against any employee because of his performing the duties of a Union Officer or committeeman. The Company shall comply with applicable laws prohibiting discrimination against employees on account of race, color, sex, sexual orientation, religion, national origin, or age.  Any reference in this Agreement to one gender shall be deemed to apply equally to the other.

ARTICLE 19

Public Insurance

19.1 Reinstatement to Job

It is the intent of the Company to attempt to return all employees suffering an injury on the job to their regular job as set forth herein.  An Employee disabled by a compensable injury under applicable Workers Compensation law will be reinstated by the Company when his or her inability to work ceases provided recovery occurs within two (2) years of the onset of the disability will be reinstated to his former job or one suitable under the law given the position the Employee held at the time of the injury and the Employee's ability to safely perform the duties of the available position.  An Employee shall suffer no loss of seniority when reinstated in accordance with this Section 19.1.

19.2 Unemployment/Workers Compensation

The Company agrees to comply with applicable laws governing Unemployment Compensation Insurance and Workers' Compensation Insurance for employees.

ARTICLE 20

Mutual Cooperation

20.1 Mutual Cooperation

The Company and the Union agree that, for the best interest of the employees, the Company and the community as a whole, they favor and will encourage the progress and growth of the Granite Industry in Vermont.

The Company shall not be restricted in his manning of and assignment of operations to existing, new or automated equipment and systems which do not impose an unreasonable safety hazard to employees or require an unreasonable workload.

The Company agrees that, in the assignment of primary operators to equipment, the present jurisdiction of the Union will be preserved.  The Union agrees that jurisdictional restrictions will not apply to 1) incidental operation of machines for expediency, 2) coverage due to an absence caused by sickness or vacation, or 3) coverage when a machine operator is busy with other job responsibilities.  To ensure 40 hours of pay the worker may be assigned to duties outside of their traditional jurisdictional duties for a period not to exceed 16 hours per week for items not covered in categories 1, 2 and 3 above.  The Company further agrees that employees covered by the Agreement shall be given reasonable opportunity to become proficient with new equipment.

The Company agrees to maintain an average union staffing level of approximately 30% USW.

The Company agrees to allow the Union Business Representative/President or the Health and Safety Chairman the opportunity to sit in on health and safety meetings and shall provide to the Union at least three (3) days prior notice of the date, time and place of said meeting.

ARTICLE 21

Labor Management Team

21.1 Labor-Management Team (LMT)

It is mutually agreed to form a Labor Management Team (LMT) composed equally of Union representatives, including the union stewart, and management representatives in such total number as may be agreed from time to time by the Union and Company.  The LMT shall meet quarterly if requested by the Union or the Company to discuss and resolve issues of safety, health, betterment, interdivisional job opportunities, productivity and other items as may be appropriate.  The Union representatives and/or Management must submit a list of specific agenda items for each meeting at least one (1) week in advance of the meeting or the meeting is cancelled.

Two (2) employee representatives per plant will be paid overtime pay for any meetings held outside their scheduled shift.  The Local Union President or his representative will be allowed to attend and participate in these meetings.

The LMT is intended to increase joint cooperation and develop an active employee involvement process.  These efforts shall not interfere with any provisions of this Agreement nor circumvent the grievance procedure, nor interfere with management's rights, but it is a goal of the LMT to avoid circumstances or practices which could give rise to a claim by either party that the provisions of this Agreement were not adhered to and to create an atmosphere of cooperation so as to minimize events leading to grievances.

The LMT may have various divisions or advisory groups as mutually agreed and may meet jointly with USW LMTs formed in other divisions at the Company.

The objectives of the LMT will also focus on increasing customer service and satisfaction, more effective methods of operation, enhancing employee morale and creating and assuring full and open communication among employees and the Company.  The LMT will analyze and solve identified problems and participate and support in the implementation of agreed solutions.  The LMT will also investigate and recommend actions to the Company and Union to increase employee involvement and responsibility in the areas of production, production teams, and quality control.

The Company shall forward minutes of LMT meetings to the Union and LMT members within ten (10) days of the meeting.  The minutes shall include the names of those in attendance, and the date, time and place of the meeting.

ARTICLE 22

Safety Measures

22.1 Safety Glasses

The Company shall provide safety glasses for its employees, upon the request of such employees.  If an employee needs prescription safety glasses, he shall pay for his own eye examination and shall furnish the prescription to the Company.  The Company shall then provide such prescription glasses at no additional cost to the employee.  Broken safety glasses shall be replaced by the Company on a reasonable basis.

22.2 Miscellaneous

(a)  The Company agrees that all stands for the washing of granite shall be properly housed.

(b)  No machinery shall be greased or oiled while in operation, with such exceptions as may be determined by the LMT or safety committees in respective plants.  No engine shafting or machinery shall be started in any plant without giving a warning, either by whistle or bell.

(c)  Dust control equipment shall at all times be maintained in efficient working order and use.  Inspections shall be carried out at the request of the Company or Union by the state unit charged with industrial hygiene or the United States Public Health Service and reports of inspections given to both the manager, owner, superintendent, or other responsible person of the particular Company and to the Union.

(d)  Drinking water with sanitary bubblers must be furnished in every plant.

(e)  Toilets connected with running water must always be kept in sanitary condition, thoroughly boxed in and ventilated so as to eliminate all odors in conformity with health laws.

(f)  All overhead cranes will have a device installed which will either automatically or manually be sounded (by the operator) to give warning to other employees when stones or any other materials are being carried through the plant.  Horns will be installed on all forklifts which will automatically or manually be sounded (by the operator) to give warnings while operating.

             (g)  The Company will provide measuring tapes, where required, and aprons and boots to employees on the washstand as long as the employee turns in the above for replacement when necessary.

(h)  On or around May 1st of each year, the Company will pay each employee an allowance of ninety dollars ($90.00) in year one and one hundred dollars ($100.00) in year two to be used towards the cost of approved safety footwear.  An employee who has already completed his probation period and is laid off or otherwise absent from work for a period of not more that twenty-six (26) weeks on May 1st of each year will receive the allowance when he returns to work.

22.3 Plant Heat

Cutting plants and air for pneumatic machines will be heated to at least sixty (60) degrees.  Hot water must also be provided. If the Union initiates a grievance for the Company's failure to heat the plant to sixty (60) degrees, the arbitrator is authorized to impose a penalty of two (2) hours' pay for time lost due to lack of heat.  The arbitrator shall be authorized to impose a penalty of up to four (4) hours' pay in situations where the Company has been found to have repeatedly failed to heat the plant as required under this Section and if the arbitrator finds that the circumstances of such violations warrant an additional penalty.  The Company, Union and employees will continue existing practices of cooperating in emergency situations and in cases of extreme weather.

22.4 Consultation and Enforcement

(a)  The Company will confer with the Union through the LMT regarding safety and other rules and regulations affecting the health, safety and comfort of the employees.

(b)  The Union agrees to cooperate with the Company in enforcing safety rules and practices in an effort to reduce hazards and insure safe working conditions.

22.5 Legal Obligations

Any National, State or Municipal law enacted for the betterment of wages or working conditions in the granite trade will not be violated. The employees must utilize safety equipment required by any National, State or Municipal law.

ARTICLE 23

Probationary Period

23.1 Probationary Period

There shall be a probationary period of thirty (30) calendar days for journeymen (sixty (60) days for apprentices), excluding shutdowns/layoffs, with the right to extend such probationary period by mutual agreement.  A discharge during the probationary period shall not be subject to the grievance or arbitration provisions of this Agreement.  Upon completion of the probationary period, the employee's seniority date shall be retroactive to his most recent date of hire.

ARTICLE 24

Apprentices

24.1 Apprentices

The term of apprenticeship shall be one (1) year.  If the Company employs apprentices, it must have two (2) journeymen, crane operators, boxers/washstand to each apprentice it employs.  An apprentice, one (1) year after starting to work, as such, shall, regardless of the hours during that period, receive the minimum rate of pay for journeymen.

24.2 Reduction of Work

It is agreed that in the event of reduction of work an apprentice may be required to do work by the Company below the standard work week and on overtime and Saturday work, such work as may be available shall be done by journeymen, crane operators and boxers/washstand employees.

24.3 Apprentice Wages

Apprentice wage rates shall be as set forth in Section 4.1(d).

ARTICLE 25

Leaves of Absence

25.1 General Leave of Absence - Leave

Any employee may be granted a period of ninety (90) days' leave of absence in any one  (1) calendar year without pay and without loss of seniority with the consent of the Company and the Union.  Such employee is forbidden to accept employment elsewhere for wages; except that an employee who is granted a leave of absence for reasons of health may accept employment during such leave of absence.  Upon the request of the Company, the employee shall secure a doctor's certificate with respect to his condition of health.  Employees granted a leave of absence for reasons of health shall accumulate seniority during such leave of absence.

25.2 Union Leave

Management agrees to grant, on request, a leave of absence to employees for Union activities or political purposes when request is made in writing and such time will not be deductible from an employee's earned time.  The seniority for such employees shall accumulate for a maximum period of one (1) year during such leave of absence.

25.3 Presidential - Executive Board Leave

An employee who is a member of the Union Executive Board shall be granted a leave of absence of up to three (3) years to serve as full-time President of the Union.  During such leave he shall accumulate industry service and shall retain seniority with the Company as of the date the leave begins; he shall not be eligible for wages or fringe benefits.

ARTICLE 26

Discipline/Discharge

26.1 Discipline/Discharge

An employee who has completed his probationary period shall not be discharged or otherwise disciplined without just cause.  A copy of written disciplinary action taken against an employee shall be sent to the Local Union office within ten (10) days of its issuance.  Failure to notify the Union in writing as set forth above will constitute the warning being null and void.

26.2 Written Warnings

The Company and Union agree that a written warning more than eighteen (18) months old may not be used as the justification for discipline or discharge of an Employee.  Subject to the immediately preceding sentence, in progressive discipline cases, the Company will continue to consider in accordance with past practice that a written warning or suspension without a follow‑up discipline or suspension for the same cause for a period of six (6) months, not including time lost for workers compensation, layoff or Sickness & Accident, as restarting the progressive discipline process from the next succeeding written warning or suspension for the same cause.  All inactive disciplinary records will be purged from an employee's record after five (5) years from the date the record was written unless that disciplinary record indicates otherwise.  Nothing in this section shall be construed to prevent the Company from discharging or otherwise disciplining an Employee for just cause or to prevent the Company and the Union from keeping all disciplinary reports in an employee's personnel file and providing the same to the appropriate parties under the Dispute Settlement procedures of Article 16.

ARTICLE 27

Interdivisional Maintenance Work

27.1 Interdivisional Maintenance Work

            The Company has two (2) maintenance groups, one (1) at the plant division (manufacturing plant, press roll plant, and saw plant) and the other at the quarries division.  The Union understands that there is a need for flexibility at the Company to assure that all equipment operates efficiently and is repaired in a timely fashion.  The Company understands that the seniority of both maintenance groups must be separate and that maintenance employees will normally work in their division.

The Company and Union agree that the Company may assign maintenance employees in one (1) division to work temporarily in the other division.  The word temporarily is understood and agreed to cover sickness, vacations, injuries, operational emergencies, and/or the scope and duration of a particular project or projects.  It is not the intent of the Company to displace or replace a maintenance person in one (1) division with a person in another.

In the event the Union believes the Company has not complied with this provision, the Union may bring the situation in question to the LMT for resolution.  If the matter cannot be resolved by the LMT, the Union shall have the right to grieve it.

ARTICLE 28

Subcontracting

28.1 Subcontracting

The Company agrees to subcontract bargaining unit work only for legitimate business reasons and not to avoid the terms of the contract. The Company will notify the Union in advance of an intent to subcontract bargaining unit work which will result in either layoffs or a reduction in the work week below forty (40) hours; and, upon request, will bargain with the Union about the decision and its impact upon the employees.

ARTICLE 29

Management's Rights

29.1 Management's Rights

            In the interest of harmony and stability, it is recognized that except as limited by the terms of this Agreement, the management and direction of Company business and operations are vested exclusively in the Company, including the right to hire, lay off, train, promote, control manning of, classify, transfer, assign work to, and discipline or discharge employees for reasons other than the employee's Union status; the right to make changes in and introduce new methods and processes of operation or production; the right to expand or reduce its operations and to make rules and regulations for the orderly and safe conduct of work and production; and the right to make payments of non-wage compensation.

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Will be provided by USW

CALENDAR OF HOLIDAY OBSERVANCES

DURING 2009 - 2011 CONTRACT

2009

Memorial Day                                                 May 25                         Monday

Independence Day                                          July 3                            Friday

Labor Day                                                      September 7                 Monday

Employee Appreciation Day                            September 8                 Tuesday

Veterans Day*                                                November 16               Monday

Thanksgiving Day                                            November 26               Thursday

Day After Thanksgiving                                   November 27               Friday

Christmas Day                                                 December 25               Friday

2010

New Years Day                                              January 1                     Friday

Day Before Town Meeting                              March 1                       Monday

Town Meeting Day                                         March 2                       Tuesday

Memorial Day                                                 May 31                        Monday

Independence Day                                          July 5                           Monday

            Alternative for shut down                     July 12                         Monday

Labor Day                                                      September 6                Monday

Employee Appreciation Day                            September 7                Tuesday

Veterans Day*                                                November 15              Monday

Thanksgiving Day                                            November 25              Thursday

Day After Thanksgiving                                   November 26              Friday

Christmas Day                                                December 24               Friday

2011

New Years Day                                              December 31               Friday

Day Before Town Meeting                              February 28                 Monday

Town Meeting Day                                         March 1                       Tuesday

*Veteran's Day will be observed on the first day of rifle season.